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Exhibit 5.3

September 13, 2005

Visant Corporation
One Byram Brook Place
Armonk, New York 10504

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special Pennsylvania counsel to The Lehigh Press, Inc., a Pennsylvania corporation ("Lehigh Press"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Visant Corporation (f/k/a Jostens IH Corp.), a Delaware corporation ("Registrant"), Lehigh Press and the other Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of $500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012 (the "Exchange Securities"). The issuance of the Exchange Securities and of the guarantees thereof by the Guarantors is contemplated under that certain Indenture, dated October 4, 2004, among Registrant, Lehigh Press and the other Guarantors, and The Bank of New York, as trustee (the "Indenture"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

        In rendering this opinion, we have examined duplicate copies of the following documents (collectively, the "Transaction Documents"): (a) the Registration Statement; and (b) the Indenture.

        We have also examined the following documents and materials: (a) Articles of Incorporation of Lehigh Press; (b) Amended and Restated Bylaws of Lehigh Press; (c) resolutions of the sole stockholder and Board of Directors of Lehigh Press certified by an officer of Lehigh Press; (d) certificates of public officials; and (e) such other documents, company records and certificates as we have deemed necessary as a basis for the opinions set forth herein.

        On the basis of the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

          1.     Lehigh Press is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. In rendering the opinions in this Paragraph 1, we have relied solely upon a subsistence certificate from the Secretary of the Commonwealth of Pennsylvania dated September 1, 2005.

          2.     Lehigh Press has duly authorized, executed and delivered the Indenture.

          3.     The execution, delivery and performance by Lehigh Press of the Indenture will not violate (a) any Pennsylvania statute or any rule or regulation that has been issued pursuant to any Pennsylvania statute, or (b) any order known to us issued pursuant to any Pennsylvania statute by any court or governmental agency or body having jurisdiction over Lehigh Press or any of its properties, except that no opinion is given in this Paragraph 3 with respect to any Pennsylvania securities law or any rule or regulation issued pursuant to any Pennsylvania securities law.

        The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

  (a)
  As to questions of fact, we have relied upon (i) the accuracy and completeness of the statements made in the Transaction Documents, and (ii) a certificate of an officer of Lehigh Press. We have assumed the (i) accuracy and completeness of all records furnished to us by or on behalf of Lehigh Press and the certificates of public officials and (ii) accuracy of all verbal statements from employees of public officials and that no facts or circumstances have occurred after such statements were made which may render such statements untrue, and we have not made any independent investigation or verification of any such matters.

  (b)
  We have assumed the (i) genuineness of all signatures, (ii) authenticity of all documents submitted to us as originals, (iii) conformity with originals of all documents submitted to us as copies or telecopies, (iv) conformity with originals of all documents filed by the Registrant, Lehigh Press and the other Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and (v) authenticity of certificates of public officials.

  (c)
  Our opinions are subject to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, fraudulent conveyance or similar laws or equitable principles (whether applied in any proceeding at law or in equity) of general application now or hereafter in effect relating to or affecting the rights of creditors. Without limiting the generality of the foregoing, our opinions expressed in Paragraph 3 are qualified to the extent the execution, delivery and performance by Lehigh Press of the Indenture may violate Pennsylvania laws governing fraudulent conveyance or fraudulent transfer.

  (d)
  We express no opinion as to the application or requirements of any state or federal securities, patent, trademark, copyright, antitrust or unfair competition, environmental, transportation, pension or employee benefit, or tax laws.

  (e)
  Our opinions are limited to the laws of the Commonwealth of Pennsylvania.

  (f)
  For purposes of the opinions and statements expressed herein, the phrase "known to us" and words of similar import refer only to the conscious awareness of facts or other information by those lawyers in our Firm who have devoted substantive attention to the representation of Lehigh Press in connection with the transactions contemplated by the Transaction Documents.

        This opinion is limited to the matters expressly stated herein. No implied opinions are to be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is expressed as of the date hereof. We do not assume any obligation to update or supplement this opinion to reflect, or otherwise advise you of, any facts or circumstances which may thereafter come to our attention or any changes in facts, circumstances or law which may thereafter occur.

        We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. This opinion may be relied upon by Simpson Thacher & Bartlett LLP.

Very truly yours,
/s/ COZEN O'CONNOR
COZEN O'CONNOR

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  Exhibit 5.3